Exhibit 10.iii.(gg)

AMENDMENT TO
EXECUTIVE SEVERANCE AGREEMENT

                WHEREAS, IMC Global Inc., a Delaware corporation (the "Company") and Stephen P. Malia (the "Executive") entered into that certain Executive Severance Agreement as of October 24, 2000 (the "Agreement"); and

                WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects.

                NOW, THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and the Company hereby agree to the amendment of the Agreement as follows:

        1.     Section 5(h) is amended by the renumbering of existing paragraphs 2, 3 and 4 thereof as paragraphs 5, 6 and 7, respectively, and by the addition of the following new paragraphs 2, 3 and 4:

                2.     for the three (3) year period following Termination, the Executive will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) (including, without limitation, purchasers of the Company's products) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5;

                3.     for the three (3) year period following Termination, the Executive will not induce or persuade or attempt to induce or persuade any employee or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment agency or other relationship in competition with the Company;

                4.     as used herein, the terms "client," "customer" and "prospect" shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to Termination (i) to which or to whom the Executive submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (ii) with which or with whom the Executive had substantial contact relating to the business of the Company; or (iii) about which or about whom the Executive acquired substantial confidential or other information as a result of or in connection with the Executive's employment, at any time during the one year period preceding Termination;

        2.     Renumbered paragraph 5 of Section 5(h) is amended in its entirety to read as follows:

                5.     there shall be no obligation on the part of the Company to provide any further Change in Control Severance Payments and Benefits (other than payments or benefits already earned or accrued) described in Section 5(g) if, when and so long as: (i) the Executive breaches Section 5(h)(1), 5(h)(2) or 5(h)(3) hereof and (ii) such breach is likely to cause serious damage to the Company or any of its subsidiaries;

                IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement this 4th day of February, 2004.

For the Company:
____________________________________________
Executive
____________________________________________ Stephen P. Malia

Return to IMC Global Inc. Form 10-K